May 9, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. James J. Murren
President, Chief Financial Officer and Treasurer
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Re:	MGM Mirage
	Form 10-K for the year ended December 31, 2005
	Commission file #: 001-10362

Dear Mr. Murren:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Linda Cvrkel
								Branch Chief
Mr. James J. Murren
MGM Mirage
April 20, 2006
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